Exhibit 99.1

Contacts:

Media Relations

Cristi Allen

913-315-1092

cristi.i.allen@sprint.com

Investor Relations

Yijing Brentano

800-259-3755

investor.relations@sprint.com

SPRINT NEXTEL REPORTS

SECOND QUARTER 2010 RESULTS

Grew total wireless subscribers by 111,000

with best ever postpaid churn

➢	Delivered positive net postpaid subscriber growth on the CDMA network and for the Sprint brand; best ever year-over-year improvement in net postpaid subscriber results

➢

Achieved tenth consecutive quarter of improvement in Customer Care Satisfaction and First Call Resolution; recognized by American Customer Satisfaction Index as most improved company in customer satisfaction, across all industries, in the last two years

➢

Generated consolidated Adjusted OIBDA* of $1.5 billion in the quarter; maintained strong liquidity with a cash and cash equivalents balance of $4.3 billion after retiring all 2010 note maturities; year-to-date Free Cash Flow* of $1.2 billion

The company’s second quarter earnings conference call will be held at 8 a.m. EDT today. Participants may dial 800-938-1120 in the U.S. or Canada (706-634-7849 internationally) and provide the following ID: 84971063, or may listen via the Internet at www.sprint.com/investor.

OVERLAND PARK, Kan. – July 28, 2010 — Sprint Nextel Corp. (NYSE: S) today reported that during the second quarter of 2010, the company achieved its first total net wireless subscriber growth in three years and its best postpaid churn result ever.

Sprint announced second quarter consolidated net operating revenues of approximately $8.0 billion, a net loss of $760 million and a diluted loss per share of 25 cents, which includes a non-cash $302 million (10-cent-per-share charge) increase in valuation allowance on deferred tax assets resulting from net operating loss carryforwards generated during the second quarter, for a pro forma diluted loss per share of 15 cents. The company generated $709 million of Free Cash Flow* in the quarter, and maintained a strong liquidity position with approximately $4.3 billion in cash and cash equivalents at the end of the quarter after retiring all 2010 note maturities of $750 million in the quarter.

“Our intense focus for the past ten quarters on improving the customer experience, strengthening our brands, and generating cash are paying off,” said Dan Hesse, Sprint Nextel CEO. “With strong cash flow, stable OIBDA and widespread third-party recognition for the improvements we’re making in the customer experience, which in turn strengthens our brands, we feel we can confidently improve our subscriber forecasts for the second half of 2010 and deliver positive total net wireless subscriber additions for the remainder of the year.”

Evidence of the company’s momentum in customer satisfaction has come from a variety of sources. With accolades from American Customer Satisfaction Index, Gartner, Forrester, and Frost & Sullivan, Sprint’s significant improvements in customer service are being recognized.

Sprint gained a total of approximately 111,000 net subscribers in the quarter. Demand for smartphones like HTC EVO™ 4G and BlackBerry® Curve™ — combined with Sprint’s best ever postpaid churn of 1.85 percent — led to positive net postpaid subscriber growth of 136,000 on the CDMA network and 285,000 for the Sprint brand, and best ever year-over-year quarterly net postpaid subscriber loss improvement of 763,000. The company achieved its best year-over-year quarterly improvement in postpaid gross subscriber additions in more than five years.

“I also want to underscore the importance of the prepaid business. We re-launched the Virgin Mobile brand, introduced Common CentsSM Mobile in about 700 Walmart stores this quarter, and we are encouraged by the customer response to Assurance WirelessSM, our government-subsidized program for qualified customers who need reliable wireless service,” Hesse said.

As part of the re-launch of the Virgin Mobile brand to serve data-centric customers, Sprint introduced the brand’s first smartphone, BlackBerry® Curve™ 8530, and its first touchscreen handset, LG Rumor Touch. The Virgin Mobile brand will continue to focus on more sophisticated handsets to complement its Beyond Talk plans. Further enhancing the Virgin Mobile brand’s prepaid Broadband2GoSM product, Sprint introduced MiFi™ 2200, a USB device which allows customers to link up to 5 wireless devices.

The world's first 3G/4G Android™ phone, HTC EVO™ 4G, became available in June. Sprint’s second 4G-capable handset, the Samsung Epic™ 4G, was recently announced as the only Galaxy S™ phone to offer 4G as well as a slide-out QWERTY keyboard. Sprint extended its green leadership in the wireless industry by introducing eco-friendly devices LG Remarq™ and Samsung Restore™. In addition, Samsung Seek™ debuted as a messaging device with first-of-its-kind reusable packaging. For push-to-talk customers, Sprint launched Motorola i1, a Nextel Direct Connect® Android™ smartphone.

Sprint launched 4G service in eight new markets during the quarter, including its hometown, Kansas City. Sprint 4G is now available in 43 markets serving approximately 51 million people. As previously announced by Clearwire Corp. (NASDAQ: CLWR), coverage is expected to reach up to 120 million people by the end of 2010 including deployments in Boston, New York, San Francisco and Washington, D.C.

CONSOLIDATED RESULTS

TABLE NO. 1 Selected Unaudited Financial Data (dollars in millions, except per share data)

	Quarter To Date			Year To Date
Financial Data	June 30, 2010	June 30, 2009	% Δ	June 30, 2010	June 30, 2009	% Δ
Net operating revenues	$8,025	$8,141	(1)%	$16,110	$16,350	(1)%

Adjusted OIBDA*	1,501	1,769	(15)%	2,979	3,492	(15)%

Adjusted OIBDA margin*	20.1%	23.1%		19.9%	22.7%

Net loss (a)	(760)	(384)	(98)%	(1,625)	(978)	(66)%

Diluted loss per common share (a)	$(0.25)	$(0.13)	(92)%	$(0.54)	$(0.34)	(59)%

Capital Expenditures (1)	$437	$321	36%	$856	$612	40%

Free Cash Flow*	$709	$676	5%	$1,215	$1,472	(17)%

(a)	Results include a non-cash $302 million ($.10 per share) and $667 million ($.22 per share) increase in valuation allowance on deferred tax assets resulting from net operating loss carryforwards generated during the second quarter and year-to-date periods 2010, respectively.

•

Consolidated net operating revenues of $8.0 billion for the quarter were approximately 1 percent lower than in the second quarter of 2009 and the first quarter of 2010. The year-over-year decline is primarily due to lower postpaid wireless service revenues and wireline revenues, partially offset by increases from fourth quarter 2009 acquisitions, prepaid Boost service revenues and total equipment revenues. The sequential decline is primarily due to lower postpaid wireless service revenues and wireline revenues.

•

Adjusted OIBDA* was $1.5 billion for the quarter, compared to $1.8 billion for the second quarter of 2009 and $1.5 billion for the first quarter of 2010. The year-over-year decline in Adjusted OIBDA* was primarily due to lower postpaid wireless service and wireline revenues and higher subsidy costs resulting from improvement in retail subscriber gross additions, as well as a greater mix of postpaid smartphones sold, which on average carry a higher subsidy rate. Sequentially, Adjusted OIBDA* remained relatively flat as continued improvement in SG&A expenses offset the decline in net operating revenues.

•

Capital expenditures were $437 million in the quarter, compared to $321 million in the second quarter of 2009 and $419 million in the first quarter of 2010. Wireless capital expenditures were $319 million in the second quarter of 2010, compared to $227 million in the second quarter of 2009 and $311 million in the first quarter of 2010. During the quarter, the company invested in coverage and data capacity to maintain a competitive position in mobile broadband and overall network quality. Wireline capital expenditures were $49 million in the second quarter of 2010, compared to $47 million in the second quarter of 2009 and $56 million in the first quarter of 2010.

•

Free Cash Flow* was $709 million for the quarter, compared to $676 million for the second quarter of 2009 and $506 million for the first quarter of 2010. In June, the company repaid $750 million of floating rate notes, as scheduled. There are no additional note maturities during 2010.

WIRELESS RESULTS

TABLE NO. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter To Date			Year To Date
Financial Data	June 30, 2010	June 30, 2009	% Δ	June 30, 2010	June 30, 2009	% Δ
Net operating revenues	$7,014	$7,004	NM	$14,062	$14,039	NM

Adjusted OIBDA*	1,224	1,413	(13)%	2,420	2,862	(15)%

Adjusted OIBDA margin*	19.0%	21.7%		18.7%	21.9%

Capital Expenditures (1)	$319	$227	41%	$630	$424	49%

NM—Not Meaningful

Wireless Customers

•

The company served 48.2 million customers at the end of the second quarter of 2010. This includes 33.2 million postpaid subscribers (26.2 million via the Sprint brand on CDMA, 6.4 million on iDEN, and 517,000 Power Source users who utilize both networks), 11.2 million prepaid subscribers (5.2 million on iDEN and 6.0 million on CDMA) and approximately 3.8 million wholesale and affiliate subscribers, all of whom utilize our CDMA network.

•

For the quarter, Sprint added a total of 111,000 net wireless customers consisting of net retail subscriber declines of approximately 55,000 and net additions of 166,000 wholesale and affiliate subscribers.

•

Net postpaid subscriber losses of 228,000, improved year-over-year and sequentially as the company lost 763,000 fewer subscribers than in the second quarter of 2009 and lost 350,000 fewer subscribers than in the first quarter of 2010.

•	The CDMA network added almost 136,000 postpaid customers while iDEN lost almost 364,000 customers.

•	The company gained a net 173,000 prepaid subscribers, which includes net additions of 638,000 CDMA customers, offset by net losses of 465,000 iDEN customers.

•	The credit quality of Sprint’s end-of-period postpaid customers remained strong year-over-year and sequentially at more than 84 percent prime.

•	Approximately 9 percent of postpaid customers upgraded their handsets during the second quarter, resulting in continued strength in contract renewals.

Wireless Churn

•

Best ever postpaid churn of 1.85 percent in the quarter, compared to 2.05 percent in the year-ago period and 2.15 percent in the first quarter of 2010. The year-over-year improvement in postpaid churn is primarily due to a better customer experience resulting in higher levels of customer satisfaction at every touch point. Sequentially, postpaid churn benefited from historical second quarter seasonality, along with better retention performance.

•

Prepaid churn in the second quarter of 2010 was 5.61 percent, compared to 6.38 percent in the year-ago period and 5.74 percent in the first quarter of 2010. The year-over-year improvement in prepaid churn is primarily due to the inclusion of Virgin Mobile customers who have lower churn on average than that of Boost Mobile customers. Sequentially, prepaid churn improved as a result of the continued growth of Boost Monthly Unlimited subscribers on the CDMA network.

Wireless Service Revenues

•

Retail wireless service revenues of $6.4 billion for the quarter increased by less than 1 percent, compared to the second quarter of 2009 and decreased by less than 1 percent compared to the first quarter of 2010. The year-over-year improvement is primarily due to an increased number of prepaid subscribers as a result of the success of the Boost Monthly Unlimited offering and the acquisition of Virgin Mobile, partially offset by losses of postpaid subscribers since the second quarter 2009. Sequentially, retail wireless service revenues declined as a result of fewer postpaid subscribers, partially offset by higher prepaid service revenue.

•

Wireless postpaid ARPU of approximately $55 for the quarter declined year-over-year from $56, but remained flat sequentially. The year-over-year decline is due to lower overage, casual data and text revenues as a result of greater popularity of fixed-rate bundle plans, partially offset by reductions in credits issued to customers resulting from an improved customer experience.

•

Prepaid ARPU in the quarter was approximately $28, compared to $34 in the year-ago period and $27 in the first quarter of 2010. The year-over-year decline is due to the inclusion of Virgin Mobile and Assurance Wireless customers who have lower ARPU on average than that of Boost Mobile customers. Sequentially, prepaid ARPU improved as a result of continued popularity of the Boost Monthly Unlimited offering on the CDMA network.

•

Wholesale, affiliate and other revenues were down $90 million, compared to the year-ago period, and increased slightly sequentially. Service revenues from Virgin Mobile and iPCS, Inc., subsequent to the fourth quarter 2009 acquisitions, are reported as wireless retail service revenues, resulting in a decline in wholesale, affiliate and other revenues year-over-year. The year-over-year decline is also due to the loss of two large wholesale customers.

Wireless Operating Expenses and Adjusted OIBDA*

•	Total wireless operating expenses were $7.3 billion in the second quarter, compared to $7.3 billion in the year-ago period and $7.4 billion in the first quarter of 2010.

•

Wireless equipment subsidy in the second quarter was approximately $1.0 billion (equipment revenue of $566 million, less cost of products of $1.58 billion), compared to almost $850 million in the year-ago period and almost $1.0 billion in the first quarter of 2010. The year-over-year increase in subsidy is a combination of an increase in postpaid handsets sold with a greater mix of smartphones, which on average carry a higher subsidy rate, and an increase in the number of prepaid handsets sold primarily as a result of the acquisition of Virgin Mobile. Sequentially, the increase in postpaid subsidy is partially offset by lower prepaid subsidy primarily due to rate improvement as a result of greater mix of CDMA prepaid handsets sold.

•

Wireless SG&A expenses remained relatively flat year-over-year and declined approximately 4 percent sequentially. Year-over-year, improvements in postpaid marketing and customer care expenses offset higher prepaid expenses as a result of the acquisition of Virgin Mobile. The sequential improvement is primarily due to reduced marketing program spend and customer care expenses.

•

Adjusted OIBDA* of $1.2 billion in the second quarter of 2010 compares to $1.4 billion in the second quarter of 2009 and $1.2 billion in the first quarter of 2010. The year-over-year decline in Adjusted OIBDA* was primarily due to lower postpaid service revenues and higher subsidy costs, partially offset by higher prepaid service revenues.

WIRELINE RESULTS

TABLE NO. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter To Date			Year To Date
Financial Data	June 30, 2010	June 30, 2009	% Δ	June 30, 2010	June 30, 2009	% Δ
Net operating revenues	$1,272	$1,428	(11)%	$2,569	$2,893	(11)%

Adjusted OIBDA*	273	352	(22)%	552	638	(13)%

Adjusted OIBDA margin*	21.5%	24.6%		21.5%	22.1%

Capital Expenditures (1)	$49	$47	4%	$105	$124	(15)%

•

Wireline revenues of $1.3 billion for the quarter declined 11 percent year-over-year as a result of reduced voice volume and rate, and customer migrations from legacy data to lower rate IP services. Sequentially, wireline revenues were 2 percent lower, primarily due to reductions in voice volume.

•

Total operating expenses were $1.0 billion in the second quarter of 2010. Total operating expenses improved 14 percent year-over-year due to declines in costs of service as IP becomes a larger percent of the Wireline base, and improvement in SG&A expenses. Sequentially, operating expenses declined almost 9 percent as a result of a reduction in expected access costs associated with prior periods, related to favorable current period developments, and lower SG&A expenses.

•

Wireline Adjusted OIBDA* was $273 million for the quarter, compared to $352 million in the second quarter of 2009 and $279 million reported for the first quarter of 2010. Wireline Adjusted OIBDA* decreased year-over-year and sequentially primarily as a result of revenue declines partially offset by SG&A improvements.

Forecast

Sprint Nextel expects to deliver positive total net wireless subscriber additions during the remainder of 2010 and fewer net postpaid subscriber losses in the second half of 2010, as compared to the first half of 2010. The company continues to expect full-year capital expenditures in 2010 to be up to $2 billion. In addition, the company expects to continue to generate positive Free Cash Flow* during the remainder of 2010.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures determined in accordance with accounting principles generally accepted in the United States (GAAP) and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

OIBDA is operating income/(loss) before depreciation, amortization, asset impairments and abandonments. Adjusted OIBDA is OIBDA excluding severance, exit costs, and other special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and intangible assets. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments during the period. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance and forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management's judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic and regulatory environment.

Future performance cannot be assured. Actual results may differ materially from those in forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to attract and retain subscribers;

•

the effects of vigorous competition on a highly penetrated market, including the impact of competition on the price we are able to charge subscribers for services and equipment we provide and our ability to attract new subscribers and retain existing subscribers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our postpaid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•

the effect of limiting or reducing capital and operating expenditures on our ability to improve and enhance our networks and service offerings, implement our business strategies and provide competitive new technologies;

•	our ability to obtain additional financing on terms acceptable to us, or at all;

•	volatility in the trading price of our common stock, current economic conditions and our ability to access capital;

•

the impact of unrelated parties not meeting our business requirements, including a significant adverse change in the ability or willingness of such parties to provide handset devices or infrastructure equipment for our CDMA network, or Motorola, Inc.’s ability or willingness to provide related handset devices, infrastructure equipment and software applications, or to develop new technologies and devices or features, for our iDEN network;

•	the costs and business risks associated with providing new services and entering new geographic markets;

•	the financial performance of Clearwire and its deployment of a 4G network;

•

the impact of difficulties we may encounter in connection with the integration of the businesses and assets of Virgin Mobile USA, Inc. and iPCS, Inc., including the risk that these difficulties may limit our ability to fully integrate the operations of these businesses and the risk that we may be unable to continue to retain key employees;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us or our suppliers or vendors;

•	the impact of adverse network performance;

•	the costs and/or potential customer impacts of compliance with regulatory mandates;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•

one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external sociological factors over which we have no control; and

•

other risks referenced from time to time in this report and other filings of ours with the Securities and Exchange Commission, including in Part I, Item IA “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2009 and, when filed, in Part II, Item 1A “Risk Factors” of our quarterly report on Form 10-Q for the period ended June 30, 2010.

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

ABOUT SPRINT NEXTEL

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 48 million customers at the end of the second quarter of 2010 and is widely recognized for developing, engineering and deploying innovative technologies, and is the first and only wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile, Boost Mobile, Common Cents Mobile and Assurance Wireless and instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. With its customer-focused strategy, you can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

Sprint Nextel Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Millions, except per Share Data)

TABLE NO. 4

	Quarter To Date			Year To Date
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net Operating Revenues	$8,025	$8,085	$8,141	$16,110	$16,350

Net Operating Expenses
Cost of services	2,650	2,632	2,719	5,282	5,454
Cost of products	1,580	1,566	1,342	3,146	2,633
Selling, general and administrative	2,294	2,409	2,311	4,703	4,771
Depreciation	1,261	1,275	1,453	2,536	2,870
Amortization	374	400	458	774	924
Other, net	(71)	(17)	(29)	(88)	298

Total net operating expenses	8,088	8,265	8,254	16,353	16,950

Operating Loss	(63)	(180)	(113)	(243)	(600)
Interest expense, net	(374)	(361)	(350)	(735)	(702)
Equity in losses of unconsolidated investments and other, net (2)	(276)	(253)	(146)	(529)	(431)

Loss before Income Taxes	(713)	(794)	(609)	(1,507)	(1,733)
Income tax (expense) benefit (3)	(47)	(71)	225	(118)	755

Net Loss	$(760)	$(865)	$(384)	$(1,625)	$(978)

Basic and Diluted Loss Per Common Share	$(0.25)	$(0.29)	$(0.13)	$(0.54)	$(0.34)

Weighted Average Common Shares outstanding	2,988	2,983	2,882	2,985	2,882

Effective Tax Rate (3)	-6.6%	-8.9%	36.9%	-7.8%	43.6%

NON-GAAP RECONCILIATION – NET LOSS TO ADJUSTED OIBDA* (Unaudited)

(Millions)

TABLE NO. 5

	Quarter To Date			Year To Date
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net Loss	$(760)	$(865)	$(384)	$(1,625)	$(978)
Income tax (expense) benefit (3)	(47)	(71)	225	(118)	755

Loss before Income Taxes	(713)	(794)	(609)	(1,507)	(1,733)
Depreciation	1,261	1,275	1,453	2,536	2,870
Amortization	374	400	458	774	924
Interest expense, net	374	361	350	735	702
Equity in losses of unconsolidated investments and other, net (2)	276	253	146	529	431

OIBDA*	1,572	1,495	1,798	3,067	3,194
Severance and exit costs (4)	13	(17)	(29)	(4)	298
Access costs (5)	(84)	—	—	(84)	—

Adjusted OIBDA*	1,501	1,478	1,769	2,979	3,492
Capital expenditures (1)	437	419	321	856	612

Adjusted OIBDA* less Capex	$1,064	$1,059	$1,448	$2,123	$2,880

Adjusted OIBDA Margin*	20.1%	19.7%	23.1%	19.9%	22.7%

Selected items (net of taxes, if applicable) (6):
Deferred tax asset valuation allowance (3)	302	365	—	667	—
Severance and exit costs (4)	8	(11)	(18)	(3)	184
Access costs (5)	(52)	—	—	(52)	—
Amortization	227	243	278	470	561
Equity in losses of unconsolidated investments and other, net (2)	172	157	83	329	258

Sprint Nextel Corporation

WIRELESS STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions, except subscriber counts and metrics)

TABLE NO. 6

	Quarter To Date			Year To Date
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net Operating Revenues
Retail service revenue	$6,397	$6,432	$6,366	$12,829	$12,786
Wholesale, affiliate and other service revenue	51	49	141	100	303
Equipment revenue	566	567	497	1,133	950

Total net operating revenues	7,014	7,048	7,004	14,062	14,039

Net Operating Expenses
Cost of services	2,066	2,047	2,113	4,113	4,185
Cost of products	1,580	1,566	1,342	3,146	2,633
Selling, general and administrative	2,144	2,239	2,136	4,383	4,359
Depreciation	1,126	1,143	1,296	2,269	2,584
Amortization	372	397	458	769	923
Other, net	13	(14)	(27)	(1)	227

Total net operating expenses	7,301	7,378	7,318	14,679	14,911

Operating Loss	$(287)	$(330)	$(314)	$(617)	$(872)

NON-GAAP RECONCILIATION
	Quarter To Date			Year To Date
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Operating Loss	$(287)	$(330)	$(314)	$(617)	$(872)
Severance and exit costs (4)	13	(14)	(27)	(1)	227
Depreciation	1,126	1,143	1,296	2,269	2,584
Amortization	372	397	458	769	923

Adjusted OIBDA*	1,224	1,196	1,413	2,420	2,862
Capital expenditures (1)	319	311	227	630	424

Adjusted OIBDA* less Capex	$905	$885	$1,186	$1,790	$2,438

Adjusted OIBDA Margin*	19.0%	18.5%	21.7%	18.7%	21.9%

OPERATING STATISTICS
	Quarter To Date			Year To Date
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Retail Postpaid Subscribers
Service revenue (in millions)	$5,469	$5,539	$5,897	$11,008	$11,960
ARPU	$55	$55	$56	$55	$56
Churn	1.85%	2.15%	2.05%	2.00%	2.15%
Net losses (in thousands)	(228)	(578)	(991)	(806)	(2,241)
End of period subscribers (in thousands)	33,161	33,389	34,437	33,161	34,437
Hours per subscriber	15	15	15	15	15

Retail Prepaid Subscribers
Service revenue (in millions)	$928	$893	$469	$1,821	$826
ARPU	$28	$27	$34	$28	$33
Churn	5.61%	5.74%	6.38%	5.67%	6.60%
Net additions (in thousands)	173	348	777	521	1,451
End of period subscribers (in thousands)	11,209	11,036	5,048	11,209	5,048
Hours per subscriber	15	15	19	15	17

Wholesale and Affiliate Subscribers
Net additions (losses) (in thousands)	166	155	(43)	321	351
End of period subscribers (in thousands)	3,799	3,633	9,341	3,799	9,341

Total Subscribers
Net additions (losses) (in thousands)	111	(75)	(257)	36	(439)
End of period subscribers (in thousands)	48,169	48,058	48,826	48,169	48,826

Sprint Nextel Corporation

WIRELINE STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions)

TABLE NO. 7

	Quarter To Date			Year To Date
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net Operating Revenues
Voice	$568	$585	$644	$1,153	$1,304
Data	133	138	171	271	370
Internet	552	553	583	1,105	1,160
Other	19	21	30	40	59

Total net operating revenues	1,272	1,297	1,428	2,569	2,893

Net Operating Expenses
Costs of services and products	847	846	899	1,693	1,852
Selling, general and administrative	152	172	177	324	403
Depreciation	134	134	146	268	277
Other, net	(84)	(3)	(2)	(87)	71

Total net operating expenses	1,049	1,149	1,220	2,198	2,603

Operating Income	$223	$148	$208	$371	$290

NON-GAAP RECONCILIATION
	Quarter To Date			Year To Date
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Operating Income	$223	$148	$208	$371	$290
Severance and exit costs (4)	—	(3)	(2)	(3)	71
Access costs (5)	(84)	—	—	(84)	—
Depreciation	134	134	146	268	277

Adjusted OIBDA*	273	279	352	552	638
Capital expenditures (1)	49	56	47	105	124

Adjusted OIBDA* less Capex	$224	$223	$305	$447	$514

Adjusted OIBDA Margin*	21.5%	21.5%	24.6%	21.5%	22.1%

Sprint Nextel Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)

(Millions)

TABLE NO. 8

	Year to Date
	June 30, 2010	June 30, 2009
Operating Activities
Net loss	$(1,625)	$(978)
Depreciation and amortization	3,310	3,794
Provision for losses on accounts receivable	219	147
Share-based compensation expense	36	44
Deferred and other income taxes	110	(766)
Equity in losses of unconsolidated investments and other, net	529	434
Other, net	(202)	(160)

Net cash provided by operating activities	2,377	2,515

Investing Activities
Capital expenditures	(922)	(717)
Expenditures relating to FCC licenses	(248)	(328)
Change in short-term investments, net	105	11
Investment in Clearwire	(58)	—
Other, net	8	2

Net cash used in investing activities	(1,115)	(1,032)

Financing Activities
Debt financing costs	(51)	—
Repayments of debt and capital lease obligations	(754)	(605)
Other, net	1	23

Net cash used in financing activities	(804)	(582)

Net Increase in Cash and Cash Equivalents	458	901

Cash and Cash Equivalents, beginning of period	3,819	3,691

Cash and Cash Equivalents, end of period	$4,277	$4,592

RECONCILIATION TO FREE CASH FLOW* (NON-GAAP) (Unaudited)

(Millions)

TABLE NO. 9

	Quarter Ended			Year to Date
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net Cash Provided by Operating Activities	$1,255	$1,122	$1,152	$2,377	$2,515

Capital expenditures	(417)	(505)	(340)	(922)	(717)
Expenditures relating to FCC licenses	(133)	(115)	(138)	(248)	(328)
Other investing activities, net	4	4	2	8	2

Free Cash Flow*	709	506	676	1,215	1,472

Debt financing costs	(51)	—	—	(51)	—
Decrease in debt and other, net	(754)	—	(605)	(754)	(605)
Investment in Clearwire	(5)	(53)	—	(58)	—
Other financing activities, net	4	(3)	1	1	23

Net (Decrease) Increase in Cash, Cash Equivalents and Short-Term Investments	$(97)	$450	$72	$353	$890

Sprint Nextel Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Millions)

TABLE NO. 10

	June 30, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$4,277	$3,819
Short-term investments	—	105
Accounts and notes receivable, net	2,957	2,996
Device and accessory inventory	675	628
Deferred tax assets	243	295
Prepaid expenses and other current assets	803	750

Total current assets	8,955	8,593
Investments and other assets	4,595	5,089
Goodwill	359	373
Property, plant and equipment, net	16,771	18,280
FCC licenses and trademarks	20,141	19,911
Customer relationships, net	485	1,131
Other intangible assets, net	1,920	2,047

Total	$53,226	$55,424

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$2,494	$2,267
Accrued expenses and other current liabilities	3,421	3,750
Current portion of long-term debt, financing and capital lease obligations	1,758	768

Total current liabilities	7,673	6,785
Long-term debt, financing and capital lease obligations	18,543	20,293
Deferred tax liabilities	6,719	6,693
Other liabilities	3,798	3,558

Total liabilities	36,733	37,329

Shareholders’ equity
Common shares	6,016	6,015
Paid-in capital	46,811	46,793
Treasury shares, at cost	(333)	(582)
Accumulated deficit	(35,642)	(33,779)
Accumulated other comprehensive loss	(359)	(352)

Shareholders’ equity	16,493	18,095

Total	$53,226	$55,424

NET DEBT* (NON-GAAP) (Unaudited)

(Millions)

TABLE NO. 11

	June 30, 2010	December 31, 2009
Total Debt	$20,301	$21,061
Less: Cash and cash equivalents	(4,277)	(3,819)
Less: Short-term investments	—	(105)

Net Debt*	$16,024	$17,137

Sprint Nextel Corporation

SCHEDULE OF DEBT (Unaudited)

(Millions)

TABLE NO. 12

			June 30, 2010
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Export Development Canada Facility	3.443%	03/30/2012	$750
6% Notes due 2016	6.000%	12/01/2016	2,000
8.375% Notes due 2017	8.375%	08/15/2017	1,300
9.25% Debentures due 2022	9.250%	04/15/2022	200

Sprint Nextel Corporation			4,250

Sprint Capital Corporation
7.625% Notes due 2011	7.625%	01/30/2011	1,650
8.375% Notes due 2012	8.375%	03/15/2012	2,000
6.9% Notes due 2019	6.900%	05/01/2019	1,729
6.875% Notes due 2028	6.875%	11/15/2028	2,475
8.75% Notes due 2032	8.750%	03/15/2032	2,000

Sprint Capital Corporation			9,854

Nextel Communications Inc.
6.875% Senior Serial Redeemable Notes due 2013	6.875%	10/31/2013	1,473
5.95% Senior Serial Redeemable Notes due 2014	5.950%	03/15/2014	1,170
7.375% Senior Serial Redeemable Notes due 2015	7.375%	08/01/2015	2,137

Nextel Communications Inc.			4,780

iPCS Inc.
First Lien Senior Secured Floating Rate Notes due 2013	2.469%	05/01/2013	300
Second Lien Senior Secured Floating Rate Notes due 2014	3.594%	05/01/2014	181

iPCS Inc.			481

Tower financing obligation	9.500%	01/15/2030	697

Capital lease obligations and other		2010 - 2022	186

TOTAL PRINCIPAL			20,248

Net premiums			53

TOTAL DEBT			$20,301

Sprint Nextel Corporation

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)

Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures can be found in the condensed consolidated cash flow information on Table No. 8 and the reconciliation to Free Cash Flow* on Table No. 9.

(2)	In the first quarter 2009, a pre-tax charge of $154 million ($96 million after tax) was recorded related to Clearwire’s issuance of shares to other investors, to finalize ownership percentages.

(3)

Includes the recognition of a non-cash $365 million and $302 million increase in valuation allowance for deferred taxes in the first and second quarters of 2010, respectively, associated with losses generated during those periods.

(4)	Severance and exit costs are primarily related to work force reductions, lease termination charges, and continued organizational realignment initiatives.

(5)

Favorable developments during the second quarter of 2010 relating to disagreements with local exchange carriers resulted in a reduction of $84 million in expected access costs associated with prior periods.

(6)	The selected items (net of taxes), if applicable, exclude the effect of increases in valuation allowance on deferred tax assets resulting from net operating loss carryforwards.